Exhibit 99.1

September 29, 2000

FOR IMMEDIATE RELEASE



               MONTEREY BAY BANCORP, INC. ANNOUNCES RESIGNATION OF
                                MARSHALL G. DELK,
                      PRESIDENT AND CHIEF OPERATING OFFICER



                                                     Common Stock Symbol:  MBBC
                                                         NASDAQ National Market



         Watsonville, CA. September 29, 2000. Monterey Bay Bancorp, Inc. ("Company") today reported the resignation of Marshall G. Delk. This resignation is effective immediately. Mr. Delk held the positions of President and Chief Operating Officer at both Monterey Bay Bancorp, Inc. and Monterey Bay Bank
("Bank"), the Company's subsidiary. A separation package is currently being negotiated. The Company anticipates recording a charge against third quarter operations in conjunction with the separation package. At this time, Mr. Delk's functional responsibilities will be assumed by C. Edward Holden, Chief Executive Officer and Vice Chairman of the Board of the Company and the Bank.

         The Company's common stock is listed on the NASDAQ National Market under the symbol "MBBC". The Company and the Bank are headquartered in Watsonville, California. The Bank operates through its administrative offices in Watsonville and eight full service branches located in the Greater Monterey Bay Area of Central California.

         This news release contains certain forward-looking statements that are subject to various factors that could cause actual results to differ materially from such statements. Such factors include the possibility that the Company will not be successful in achieving its tactical and strategic objectives, and other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


                        For further information contact:


C. Edward Holden                                        Mark R. Andino
Chief Executive Officer                 or              Chief Financial Officer
(831) 768 - 4840                                        (831) 768 - 4806


                            INFO@MONTEREYBAYBANK.COM
                              Fax: (831) 722 - 6794


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